Exhibit 10.7

FORM OF

PATENT LICENSE AGREEMENT

THIS PATENT LICENSE AGREEMENT (“Agreement”) is entered into as of            (the “Effective Date”) between AMERICAN INFRASTRUCTURE FUNDS, LLC, having a principal place of business located at 950 Tower Lane, Suite 800, Foster City, CA  94404 (“AIF”), and LANDMARK INFRASTRUCTURE PARTNERS LP, having a principal place of business located at 2141 Rosencrans Avenue, Suite 2100, El Segundo, CA  90245 (“Licensee”).  AIF  and Licensee are referred to collectively as the “Parties,” and each is sometimes referred to individually as a “Party.”

RECITALS

WHEREAS, AIF owns certain patents related to an apparatus and method for combining easements under a master limited partnership; and

WHEREAS, Licensee desires to obtain a nonexclusive license from AIF to practice these patent rights, and AIF is willing to grant such a license to Licensee, on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, the Parties agree as follows:

AGREEMENT

1.                                      DEFINITIONS.  The following capitalized terms shall have the meanings ascribed to them below:

1.1                               “Contract Year” means any twelve-month period during the term of the Agreement that begins on (a) the Effective Date; or (b) any anniversary of the Effective Date.  Contract Years may be referred to sequentially, such that the “first Contract Year” means the twelve-month period beginning on the Effective Date, the “second Contract Year” means the twelve-month period beginning on the first anniversary of the Effective Date, and so forth.

1.2                               “Gross Revenue” means the gross revenue actually received by Licensee from all sources during a given period of time.

1.3                               “Improvement”  means any improvement, modification, or variation of the inventions, methods, apparatuses, or technology claimed or described in any of the Licensed Patents, including all patent applications and patents resulting therefrom.

1.4                               “Licensed Method” means any method or process that, if used or performed by the Licensee in the absence of the license granted in Section 2.1 (License Grant), would infringe one or more claims of a Licensed Patent.

1.5                               “Licensed Patents” means (a) the patents and patent applications listed in EXHIBIT A; (b) any patents issuing from any of the patent applications listed in EXHIBIT A; and (c) any Licensee Improvement Patents assigned to AIF by Licensee pursuant to Section 3.2 (Assignment).

1.6                               “Licensed Product” means any product or service that (a) would infringe one or more claims of a Licensed Patent, but for the license granted in Section 2.1 (License Grant); and (b) is, or has been, designed by or for Licensee pursuant to specifications created and owned by Licensee, and is marketed and sold under the trade name or an established or registered brand name or trademark of Licensee.

1.7                               “Licensee Change of Control” means AIF ceases to control, directly or indirectly, the Licensee.  For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Licensee, whether through ownership of voting securities, by contract, or otherwise.

2.                                      LICENSES

2.1                               License Grant.  Subject to the terms and conditions of this Agreement, AIF hereby grants to Licensee a nonexclusive, nontransferable license (with no right to sublicense), during the term of this Agreement, under the Licensed Patents, to (a) make, use, import, sell, and offer for sale Licensed Products; and (b) practice any Licensed Methods.

2.2                               No Implied License.  Except as expressly provided in Section 2.1 (License Grant), nothing in this Agreement is intended to confer, by implication, estoppel, or otherwise, upon Licensee any license to or rights in any intellectual property rights of AIF.  As between Licensee and AIF, AIF owns all rights in the Licensed Patents.  All rights in AIF’s patents, trademarks, and other intellectual property that are not expressly granted in Section 2.1 (License Grant) are reserved by AIF.

2.3                               No Delivery Obligation.  Notwithstanding anything to the contrary in this Agreement, AIF has no obligation to transfer, deliver, or otherwise provide any know-how, technology, equipment, confidential information, technical assistance, support, or any other materials or services to Licensee in connection with this Agreement.

2.4                               Prosecution, Maintenance, and Enforcement.  AIF will have sole control over, and exclusive responsibility for, all prosecution and maintenance of the Licensed Patents, and any enforcement action taken against third parties in AIF’s sole discretion for infringement of the Licensed Patents.  Licensee will reimburse AIF for all of AIF’s costs and expenses incurred in such prosecution, maintenance, or enforcement.  AIF will invoice Licensee for such costs and expenses on a quarterly basis, and Licensee shall pay such invoiced amounts within thirty (30) days after the date of invoice.  Licensee will promptly notify AIF if it becomes aware of any suspected infringement of the Licensed Patents by a third party.

3.                                      IMPROVEMENTS

3.1                               Notification.   Licensee will notify AIF in writing within thirty (30) days after the filing of any patent application (or the issuance of any patent) based on any Improvement conceived, made, reduced to practice, invented, or developed by or on behalf of Licensee (a “Licensee Improvement Patent”).

3.2                               Assignment.  Licensee hereby assigns to AIF ownership of all right, title, and interest in and to all Licensee Improvement Patents, subject to the license granted back to Licensee pursuant to Section 2.1 (License Grant).  The foregoing assignment includes all rights to apply for any intellectual property rights with respect to such underlying Improvement, all causes of action and enforcement rights and remedies for past, current, and future infringement, and all rights to collect royalties and damages for the Licensee Improvement Patents.  At the request of AIF, Licensee will promptly execute and deliver such documents as may be necessary or desirable for effecting and perfecting the foregoing assignment of rights.

4.                                      PATENT MARKING.  Licensee will mark prominently all Licensed Products by fixing thereon a label containing at least the phrase “United States Patent No.” together with the numbers of the U.S. Licensed Patents, along with corresponding references to all foreign Licensed Patents, and indicating that the Licensed Product has been made under a license from AIF.  Licensee may utilize the “virtual patent” marking provisions of the Leahy-Smith America Invents Act to accomplish such marking.

5.                                      LICENSE FEES, REPORTS, AND AUDITS

5.1                               License Fees.  During the term of this Agreement, Licensee will pay to AIF an annual license fee (collectively, the “License Fees”) in the amounts set forth below:

(a)                                 for the first Contract Year:  zero U.S. dollars (U.S. $0) (fee waived);

(b)                                 for the second Contract Year:  fifty thousand U.S. dollars (U.S. $50,000); and

(c)                                  for the third Contract Year, and for each Contract Year thereafter:  an amount equal to the greater of (i) one-tenth of one percent (0.1%) of the Licensee’s Gross Revenue received during such Contract Year; or (ii) one hundred thousand U.S. dollars (U.S. $100,000).

Notwithstanding the foregoing, in the event of a Licensee Change of Control, the annual license fee shall immediately and thereafter be equal to the greater of (i) three-tenths of one percent (0.3%) of the Licensee’s Gross Revenue received during such Contract Year; or (ii) three hundred thousand U.S. dollars (U.S. $300,000).

The Parties acknowledge and agree that the method of calculating the License Fees was selected for the administrative and business convenience of the Parties, that the License Fees payable in any given Contract Year are not intended to precisely reflect the value of the specific Licensed Patents actually used or in effect during that specific Contract Year, and that the License Fees collectively are designed to reflect the fair value of the rights granted over the entire term of the Agreement.

5.2                               Payment Terms.  Licensee will pay the License Fee for each Contract Year within thirty (30) days after the end of such Contract Year.  In the event that the Agreement terminates or expires in the middle of a Contract Year, the License Fee for such partial Contract Year will be pro-rated to reflect the portion of the Contract Year elapsed on the date of termination or expiration (and in cases where the calculation of the License Fee is based upon Licensee’s Gross Revenue received, such pro-ration shall be achieved by limiting such calculation to Gross Revenue received as of the date of termination or expiration), and Licensee will pay such pro-rated License Fee within thirty (30) days after such termination or expiration.  In the event of an increase in the License Fee resulting from a Licensee Change of Control, the Licensee will apply such increased License Fee to the entire Contract Year in which the Change of Control occurs (with no pro-ration).  All payments will be made by wire transfer in accordance with AIF’s instructions from time to time.

5.3                               Reports.  Beginning with the third Contract Year (or, if sooner, the Contract Year during which a Licensee Change of Control has occurred), Licensee will provide AIF with a written report for each Contract Year detailing the following information in reasonable detail: (a) the Gross Revenue received by Licensee during such Contract Year; (b) the calculation of the License Fee accrued; and (c) any other information AIF requests to determine the correct amount of License Fees due.   The accuracy of the report will be certified in writing by an authorized officer of Licensee. Licensee will deliver such report at the same time as it makes its payment of the License Fee for such Contract Year.

5.4                               Audit Rights.  Licensee will keep and maintain accurate and detailed books and records adequate for AIF to ascertain the amount of License Fees payable hereunder for at least three (3) years from the end of each Contract Year for which the License Fees are payable.  AIF will have the right to audit Licensee’s books and records from time to time for the purpose of verifying the amounts due and payable hereunder.  Any such audit may be performed by AIF’s personnel or by an independent certified public accountant or equivalent (“Auditor”) selected by AIF.  If the audit reveals that Licensee has underpaid the amount due to AIF by five percent (5%) or more in any quarter, Licensee will reimburse AIF for all costs and expenses incurred by AIF in connection with such audit including the fees and expenses of the Auditor (if any).  Licensee will promptly pay AIF any amount shown by an audit to be owing to AIF plus a late payment charge as provided in Section 5.6 (Late Payment).

5.5                               Taxes.  Licensee will be responsible for and will indemnify and hold AIF harmless from payment of all taxes (other than taxes based on AIF’s net income), fees, duties, and other governmental charges (collectively, “Taxes”), and any related penalties and interest, arising from the payment of License Fees to AIF under this Agreement.  If Licensee is required under applicable law to withhold any Tax from any payment due to AIF under this Agreement, the amount of the payment to AIF will be increased such that AIF receives the full amount of such License Fees owed to AIF as if there were no withholding Tax.

5.6                               Late Payment.  Licensee will pay AIF a late fee for any amount that is not paid when due at a rate of one and one-half percent (1½%)  per month or the maximum rate permitted by applicable law, whichever is less, from the due date until paid.

6.                                      CONFIDENTIALITY

6.1                               Confidential Information.  Any nonpublic information regarding the Licensed Patents disclosed by AIF to Licensee (whether orally, in writing, or otherwise) in connection with or during the term of this Agreement, including all pending patent applications, correspondence to and from the patent offices, invention disclosures, and inventor notebooks, will be considered “Confidential Information” for purposes of this Agreement.

6.2                               Protection of Confidential Information.  Licensee will not use any Confidential Information of AIF except as necessary to exercise the express rights granted under Section 2.1 (License Grant), and will disclose the Confidential Information only to the employees and agents of Licensee who have a need to know such Confidential Information for purposes of this Agreement and who are under a duty of confidentiality no less restrictive than Licensee’s duty hereunder.  Licensee will protect the Confidential Information from unauthorized use, access, or disclosure in the same manner as Licensee protects its own confidential or proprietary information of a similar nature and with no less than reasonable care.

6.3                               Exceptions.  Licensee will be allowed to disclose the Confidential Information to the extent that such disclosure is (a) specifically approved in writing by AIF; (b) necessary in the course of legal proceedings for Licensee to defend itself or to enforce its rights under this Agreement; or (c) required by law or by the order of a court or similar judicial or administrative body, provided that Licensee notifies AIF of such required disclosure promptly and in writing and cooperates with AIF, at AIF’s reasonable request, in any lawful action to contest or limit the scope of such required disclosure.

6.4                               Return of Confidential Information.  Licensee will return to AIF or destroy all tangible copies of Confidential Information in Licensee’s possession or control and permanently erase all electronic copies of Confidential Information promptly upon the written request of AIF or the expiration or termination of this Agreement, whichever occurs first.

7.                                      REPRESENTATIONS AND WARRANTIES

7.1                               Mutual Representations and Warranties.  Each Party represents and warrants that it has full right, power, and authority to enter into this Agreement and to perform its obligations and duties under this Agreement, and that the performance of such obligations and duties does not and will not conflict with or result in a breach of any other agreement of such Party or any judgment, order, or decree by which such Party is bound.

7.2                               Disclaimer.  Neither Party makes any representations or warranties of any kind, other than the representations and warranties expressly stated in Section 7.1 (Mutual Representations and Warranties).  Licensee acknowledges that it has not relied on any representations, statements, or warranties by any employee or representative of AIF, other than the express representations and warranties in Section 7.1 (Mutual Representations and Warranties). Without limiting the generality of the foregoing, nothing in this Agreement should be construed as:

(a)                                 a warranty or representation by AIF as to the validity, enforceability, or scope of any Licensed Patent;

(b)                                 a warranty or representation by AIF that it will maintain any of the Licensed Patents;

(c)                                  a warranty or representation by AIF that using, making, selling, offering for sale, or importing a Licensed Product as permitted under this Agreement will not infringe any patent of a third party;

(d)                                 a warranty or representation by AIF that it will enforce any Licensed Patent against a third party; or

(e)                                  an obligation by AIF to furnish any manufacturing or technical information to Licensee, or engage in any sort of technology transfer or consulting, to enable Licensee to practice the Licensed Patents.

8.                                      INDEMNIFICATION.  Licensee will indemnify and hold harmless, and at AIF’s request defend, AIF, AIF’s subsidiaries, and their directors, officers, employees, and agents (“AIF Indemnitees”) from and against any and all claims, losses, liabilities, damages, costs, and expenses (including attorneys’ fees, expert witness fees, and court costs) directly or indirectly arising from or relating to the design, manufacture, marketing, distribution, sale, or use of any Licensed Product, or the practice of any Licensed Methods, by Licensee.  AIF will use reasonable efforts to notify Licensee promptly of any claim for which AIF believes any AIF Indemnitee is entitled to indemnification under this SECTION 8 (INDEMNIFICATION) and which AIF desires Licensee to defend. However, AIF’s failure to provide such notice or delay in providing such notice will relieve Licensee of its obligation under this SECTION 8 (INDEMNIFICATION) to defend the claim only if such delay or failure materially prejudices Licensee’s ability to defend the claim, and will not relieve Licensee of its obligation to indemnify and hold harmless the AIF Indemnitees.  If Licensee is defending a third-party claim pursuant to this SECTION 8 (INDEMNIFICATION), the AIF Indemnitees will have the right to participate in the defense of such claim with their own counsel and at their own expense.  No settlement of any such claim will be binding on an AIF Indemnitee without the AIF Indemnitee’s express prior written consent.

9.                                      LIMITATION OF LIABILITY.  IN NO EVENT WILL AIF BE LIABLE TO LICENSEE FOR ANY LOST PROFITS OR CONSEQUENTIAL, INDIRECT, PUNITIVE, EXEMPLARY, SPECIAL, OR INCIDENTAL DAMAGES ARISING FROM OR RELATING TO THIS AGREEMENT OR THE LICENSED PATENTS, WHETHER IN CONTRACT OR TORT OR OTHERWISE, EVEN IF AIF KNEW OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES. AIF’S TOTAL

CUMULATIVE LIABILITY ARISING FROM OR RELATING TO THIS AGREEMENT OR THE LICENSED PATENTS WILL NOT EXCEED THE SUM OF ALL LICENSE FEES PAID BY LICENSEE TO AIF UNDER THIS AGREEMENT DURING THE TWELVE (12) MONTH PERIOD IMMEDIATELY PRECEDING THE FIRST EVENT GIVING RISE TO LIABILITY.  THE FOREGOING LIMITATION IS CUMULATIVE AND THE EXISTENCE OF MULTIPLE CLAIMS SHALL NOT OPERATE TO ENLARGE SUCH LIMITATION.  THE PARTIES ACKNOWLEDGE THAT THE TERMS OF THIS SECTION 9 (LIMITATION OF LIABILITY) REFLECT THE ALLOCATION OF RISK SET FORTH IN THIS AGREEMENT AND THAT AIF WOULD NOT ENTER INTO THIS AGREEMENT WITHOUT THESE LIMITATIONS OF LIABILITY.

10.                               TERM AND TERMINATION

10.1                        Term.  This Agreement will take effect on the Effective Date and will remain in effect until each Licensed Patent has expired, been abandoned, or been ruled invalid or unenforceable in a final, non-appealable decision by a court of competent jurisdiction.

10.2                        Termination.  AIF may immediately terminate this Agreement by giving written notice of termination to Licensee if any of the following events occurs:

(a)                                 Licensee breaches this Agreement and fails to cure such breach to the satisfaction of AIF within thirty (30) days after written notice thereof from AIF; or

(b)                                 Licensee attempts to assign any right or delegate any duty under this Agreement in violation of Section 11.2 (Assignment); or

(c)                                  Licensee becomes insolvent or is unable to pay its debts as they become due, makes an assignment for the benefit of its creditors, enters into bankruptcy or similar proceedings, or has a receiver or custodian appointed for it; or

(d)                                 Licensee ceases to conduct business or enters into dissolution or liquidation proceedings.

10.3                        Effect of Termination.  On the effective date of termination of this Agreement, all licenses granted by AIF to Licensee under this Agreement will be revoked and Licensee will cease all further use, manufacture, sale, or importation of Licensed Products and all practice of any Licensed Methods.  Termination of this Agreement will not affect either Party’s rights or remedies with respect to any breach of this Agreement committed by the other Party prior to termination.

10.4                        Survival.  Upon termination or expiration of this Agreement, SECTION 1 (DEFINITIONS), Section 7.2 (Disclaimer), SECTION 8 (INDEMNIFICATION), SECTION 9 (LIMITATION OF LIABILITY), Section 10.3 (Effect of Termination), Section 10.4 (Survival), and SECTION 11 (GENERAL) will survive.

11.                               GENERAL

11.1                        Independent Contractors.  This Agreement is not intended to establish any partnership, joint venture, employment, or other relationship between the Parties except that of independent contractors.

11.2                        Assignment.  Licensee may not assign or transfer any of its rights under this Agreement or delegate any of its obligations or duties under this Agreement (by operation of law or otherwise) without AIF’s prior written consent.  Any attempted assignment, transfer, or delegation by Licensee in violation of the previous sentence will be null and void.  This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

11.3                        Notices. Any notice, approval, authorization, consent, or other communication required or permitted to be delivered to a Party under this Agreement must be in writing and will be deemed properly delivered, given, and received: (a) when delivered by hand, or (b) two (2) business days after being delivered by courier or express delivery service, or (c) when actually received if sent by first class mail, to the address set forth beneath the name of the receiving Party below (or to such other address as either Party may from time to time specify in a written notice to the other Party):

If to AIF, to:	If to Licensee, to:

American Infrastructure Funds, LLC	Landmark Infrastructure Partners LP
950 Tower Lane, Suite 800	2141 Rosencrans Avenue, Suite 2100
Foster City, CA 94404	El Segundo, CA 90245
Attn:	Attn:

11.4                        Governing Law. This Agreement will be construed in accordance with and governed in all respects by the laws of these United States and the State of California, without regard to any conflicts of law principles that would result in the application of the laws of any other jurisdiction.  The United Nations Convention on Contracts for the International Sale of Goods does not apply to this Agreement.  The parties hereby consent to jurisdiction for resolving any matter arising from or under this agreement, including any action or controversy relating to the manufacture, use, sale or distribution of Licensed Products and/or practicing of Licensed Methods, within the federal and state courts of competent jurisdiction within the Northern District of the State of California, or the County of Santa Clara.

11.5                        Export Law.  Licensee will comply with all applicable export and import control laws and regulations in its manufacturing, use, and distribution of the Licensed Products.  In particular, Licensee will not export or re-export the Licensed Products or any technical data or confidential information derived from or pertaining to the Licensed Products or Licensed Patents without all required U.S. and foreign government licenses.  Licensee will defend, indemnify, and hold harmless AIF from and against all fines, penalties, liabilities, damages, costs, and expenses incurred by AIF as a result of any violation of such laws or regulations by Licensee or any of its agents, employees, representatives, or distributors.

11.6                        Remedies.  The rights and remedies of the Parties will be cumulative (and not alternative).  If any legal action is brought to enforce this Agreement, the prevailing Party will be entitled to receive its attorneys’ fees, court costs, and other collection expenses, in addition to any other relief it may receive.

11.7                        Waiver.  All waivers must be in writing and signed by an authorized representative of the Party to be charged.  Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of any other provision or of such provision on any other occasion.

11.8                        Severability.  If any provision of this Agreement is unenforceable, such provision will be changed and interpreted to accomplish the objectives of such provision to the greatest extent possible under applicable law and the remaining provisions will continue in full force and effect.

11.9                        Construction.  The section headings in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement, and will not be referred to in connection with the construction or interpretation of this Agreement.  Any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in the construction or interpretation of this Agreement.  As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”  All references in this Agreement to “Sections” are intended to refer to sections of this Agreement.  This Agreement was originally prepared in the English language and the original English version of this Agreement shall supersede and take precedence over any translation thereof.  This Agreement may be executed in several counterparts, each of which will be considered an original and which together will be considered one and the same agreement.

11.10                 Entire Agreement; Amendments.  This Agreement contains the entire understanding of the Parties relating to the subject matter hereof and supersedes all prior or contemporaneous agreements, communications, and understandings between the Parties (whether written or oral) relating to the subject matter hereof.  This Agreement may not be amended, modified, altered, or supplemented other than by means of a written instrument that specifically refers to this Agreement and the Parties’ intention to modify it and that is duly executed and delivered on behalf of both Parties.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

“AIF”	“Licensee”

AMERICAN INFRASTRUCTURE FUNDS, LLC	LANDMARK INFRASTRUCTURE PARTNERS LP

By: LANDMARK INFRASTRUCTURE PARTNERS GP LLC, its General Partner

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

EXHIBIT A

Application No.	Application Date	Title/Mark	Registration No.	Registration Date	Case Status	Inventors
13/674,875	Nov-12-2012	APPARATUS AND METHOD FOR COMBINING EASEMENTS UNDER A MASTER LIMITED PARTNERSHIP	8,700,517	Apr-15-2014	Registered	LEUNG, Edmond G.;HELLMAN JR., ROBERT B.
14/252,650	Apr-14-2014	APPARATUS AND METHOD FOR COMBINING EASEMENTS UNDER A MASTER LIMITED PARTNERSHIP			Application Filed	LEUNG, Edmond G.;HELLMAN JR., ROBERT B.